Exhibit 99.1

InfoSpace Announces Compliance with Nasdaq Listing Requirements

BELLEVUE, Wash. (Sept. 30, 2002) – InfoSpace, Inc. (Nasdaq: INSP) or (Nasdaq: INSPD), a provider of wireless and Internet software and application services, today announced that The Nasdaq Stock Market notified the Company it had regained compliance with the National Market’s listing standard regarding minimum bid price.

“As anticipated, following this month’s shareholder-approved reverse stock split, InfoSpace has regained compliance with Nasdaq listing standards,” said Ed Belsheim, president and chief operating officer of InfoSpace, Inc. “Continued listing on the Nasdaq clearly benefits our shareholders. At current trading levels, InfoSpace stock should be more attractive to the financial community.”

In early July, InfoSpace was notified that it was not in compliance with the National Market’s listing standard regarding minimum bid price. In accordance with that requirement, InfoSpace had 90 days to regain compliance by having its stock trade above $1 for 10 consecutive days.

In late July, InfoSpace’s board of directors approved a 1-for-10 reverse stock split of its outstanding shares. The Company’s shareholders – approximately 86 percent –approved the reverse stock split on Sept. 12, and InfoSpace’s shares began trading on a post-split basis at the beginning of trading on Sept. 13. Shares of InfoSpace closed at $4.86 on Friday.

About InfoSpace, Inc.

InfoSpace, Inc. (Nasdaq: INSP) or (Nasdaq: INSPD) provides wireless and Internet software and application services. The Company develops software technologies that enable customers to efficiently offer a broad array of network-based services under their own brand to any device. InfoSpace corporate information can be found at http://www.infospaceinc.com/.

This release contains forward-looking statements relating to the public market for InfoSpace, Inc.’s common stock, that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect InfoSpace’s actual results include the progress and costs of the development of our products and services and the timing of market acceptance of those products and services. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in InfoSpace’s most recent Quarterly Report on Form 10-Q, in the section entitled “Factors Affecting Our Operating Results, Business Prospects and Market Price of Stock.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. InfoSpace undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Investor Contact
Nicole Knowles
(425) 201-8930
nknowles@infospace.com

Press Contacts
Steve Stratz
(425) 709-8167
steve.stratz@infospace.com

Adam Whinston
(425) 201-8946
adam.whinston@infospace.com